Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income for the second fiscal quarter of 2009 increases 10.5% and fiscal year-to-date net income increases 19.7% over prior year

•	Loans increased $4.8 million, or an annualized 6.2%, during the first six months of fiscal year 2009

•	Deposits increased $4.5 million, or an annualized 4.7%, during the first six months of fiscal year 2009

•	Annualized net charge-off ratio of 0.02% and non-performing loans to total loans of 1.10%

•	Capital levels remain above the regulatory “well-capitalized” threshold

Minerva, Ohio— January 28, 2009 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter 2009 earnings per share of $0.26 compared to $0.28 for the previous quarter ended September 30, 2008 and compared to $0.23 for the same period ended December 31, 2007. Net income for the second fiscal quarter of 2009 was $526 thousand, a decrease of $44 thousand from the previous quarter ended September 30, 2008 and a $50 thousand increase from the same quarter in 2007. Return on average assets (ROA) and return on average equity (ROE) for the second fiscal quarter of 2009 were 0.87% and 10.75%, respectively. This compares to ROA of 0.88% and ROE of 9.64% for the second fiscal quarter of 2008.

For the six months ended December 31, 2008, net income was $1.1 million compared to $916 thousand for the same period last year. Fiscal year-to-date net income per share increased by 20.0% to $0.54 compared to $0.45 for the same period last year. ROA and ROE for the six months ended December 31, 2008 were 0.91% and 11.12%, respectively, compared to 0.87% and 9.43%, respectively, for the prior year.

Interest income for the second fiscal quarter of 2009 decreased by $36 thousand and interest expense decreased $279 thousand from the same period last year. The net interest margin decreased to 4.46% for the quarter ended December 31, 2008 compared to 4.56% for the previous quarter ended September 30, 2008. The Corporation’s yield on average interest-earning assets declined to 6.14% for the three months ended December 31, 2008 from 6.90% for the same period last year. The Corporation’s cost of funds decreased from 3.25% for the three months ended December 31, 2007 to 2.17% for the three months ended December 31, 2008. The net interest margin remained strong during the second fiscal quarter although it was impacted by the quarter’s sharp decrease in short term rates and the aggressive deposit pricing by the Bank’s competition.

Other income was $624 thousand for the second fiscal quarter of 2008 compared with $663 for the quarter ended September 30, 2008 and $614 for the quarter ended December 31, 2007. Other expenses increased $169 thousand, or 8.2%, for the second fiscal quarter of 2009 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated “our 20.0% increase in earnings per share reflects the Bank’s ability to attract new customers as external market factors disrupt established banking relationships. As a well-capitalized, community focused organization, we have the ability and willingness to meet the financing needs of credit worthy businesses and individuals.” Mr. Lober noted that “the sales team is helping the organization take advantage of these additional opportunities.”

Assets at December 31, 2008 totaled $239.6 million, an increase of $6.5 million from June 30, 2008. From June 30, 2008, available-for-sale securities increased by $4.7 million, total loans increased by $4.8 million and deposits increased $4.5 million.

Non-performing assets were $1.7 million at December 31, 2008, compared with $1.8 million at September 30, 2008 and $1.2 million at December 31, 2007. The increase in non-performing assets from June 30, 2008 was mainly related to one loan relationship within the commercial real estate portfolio.

The allowance for loan losses as a percent of total loans at December 31, 2008 was 1.25% up from 1.12% at June 30, 2008 and from 1.03% a year ago. This increase is a result of managements concerns that the current economic environment and depressed real estate values may extend well into 2009. The Bank has been actively working with borrowers whose circumstances have changed during this economic environment to try and help prevent loans from going to foreclosure.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the Internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

December 31, 2008

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
EARNINGS:
Net interest income	$2,414	$2,171	$4,887	$4,321
Provision for loan losses	129	108	276	208
Other income	624	614	1,287	1,175
Other expenses	2,230	2,061	4,477	4,106
Income tax expense	153	140	325	266
Net income	526	476	1,096	916
Net income per share – Basic	$0.26	$0.23	$0.54	$0.45

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.87%	0.88%	0.91%	0.87%
Return on average equity	10.75	9.64	11.12	9.43
Net interest margin (Fully Tax Equivalent)	4.46	4.47	4.51	4.57

MARKET DATA:
Book value/common share	$10.36	$9.78
Market close, bid	12.15	12.01
Period end common shares	2,029,558	2,036,540
Average equity/average assets	8.06%	9.15%	8.15%	9.21%
Average common shares	2,029,558	2,048,422	2,029,558	2,055,134

ASSET QUALITY:
Net charge-offs	$3	$30	$16	$71
Non-performing assets	1,729	1,178
Allowance for loan losses (ALLL)	1,969	1,518
Net charge-offs to Total Loans (Annualized)	0.01%	0.08%	0.02%	0.10%
ALLL to Total Loans	1.25%	1.03%

ENDING BALANCES:
Assets	$239,582	$223,231
Deposits	193,331	178,694
Loans, net	155,164	146,413
Securities, available for sale	63,891	58,552
Federal Home Loan Bank borrowings	9,913	13,412
Shareholders’ Equity	21,021	19,927